UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 11, 2010

BELO CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8598 (Commission File Number)	75-0135890 (I.R.S. Employer Identification No.)

P. O. Box 655237
Dallas, Texas (Address of principal executive offices)	75265-5237 (Zip Code)
Registrant’s telephone number, including area code: (214) 977-6606
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On August 11, 2010, Belo Corp. (the “Company”) entered into the First Amendment (the “First Amendment”) to its Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of February 26, 2009, as further amended and restated as of November 16, 2009 (the “Credit Facility”), with J. P. Morgan Chase Bank, N. A., J. P. Morgan Securities, Inc., Banc of America Securities LLC, Bank of America, N. A. and other lenders. The First Amendment allows the Company to reduce the aggregate commitment of the lenders under the Credit Facility by permitting the Company to terminate the Tranche 1 commitment earlier than would have previously been allowed. On August 12, 2010, the Company elected to terminate the Tranche 1 commitment effective August 12, 2010 and reduced the aggregate commitment under the Credit Facility to $205 million.
Prior to the First Amendment, the Credit Facility provided commitments totaling $460.75 million through June 7, 2011 and $205 million thereafter through expiration of the facility on December 31, 2012. As of August 11, 2010, the Company had $83 million drawn on the Credit Facility. The Company decided that the additional commitments available through June 7, 2011, were not needed. The Company expects to save approximately $800,000 in commitment fees as a result of the First Amendment.
The foregoing description of the amendment is not complete and is qualified in its entirety by reference to the First Amendment, which is incorporated by reference as Exhibit 10.1 hereto. The Credit Facility was previously filed with the Securities and Exchange Commission on November 16, 2009, as Exhibit 10.1 to the Company’s Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	First Amendment, dated as of August 11, 2010, to the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of February 26, 2009, as further amended and restated as of November 16, 2009, among Belo Corp., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 13, 2010	BELO CORP.
	By:	/s/ R. Paul Fry
R. Paul Fry
Vice President/Investor Relations and Treasury Operations

EXHIBIT INDEX

10.1
First Amendment, dated as of August 11, 2010, to the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of February 26, 2009, as further amended and restated as of November 16, 2009, among Belo Corp., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.